Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of October 10, 2024, to the Rights Agreement (the “Rights Agreement”), dated as of October 14, 2021, between Luckin Coffee Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Rights Agreement as provided in this Amendment;

WHEREAS, pursuant to Section 5.04 of the Rights Agreement, the Company, with the approval or at the direction of the Board, and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of the Rights prior to the Flip-In Date in any respect;

WHEREAS, the Flip-In Date has not occurred; and

WHEREAS, pursuant to Section 5.04 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company, certifying that this Amendment complies with the terms of the Rights Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereof agree as follows:

1.	Amendments to the Rights Agreement.

a.	The definition of “Expiration Time” in Section 1.01 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on October 14, 2027 unless, for purposes of this clause (iii), extended by action of the Board (in which case the applicable time shall be the time to which it has been so extended) and (iv) the closing of a consolidation, merger, scheme of arrangement or statutory share exchange involving the Company which does not constitute a Flip-over Transaction or Event in which the Shares are cancelled or converted into, or into the right to receive, another security, cash or other consideration, and which shall be pursuant to a merger or other acquisition agreement between the Company and any Person that has been approved by the Board prior to any Person becoming an Acquiring Person.

b.	The address of the Company in Section 5.09 of the Rights Agreement is hereby amended and restated in its entirety as follows, and all provisions of Section 5.09 shall otherwise remain unchanged:

Luckin Coffee Inc.
28th Floor, Building T3, Haixi Jingu Plaza
1-3 Taibei Road
Siming District, Xiamen City, Fujian
People’s Republic of China, 361008
Attention: Legal Department
Email: legal@lkcoffee.com

2.	Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.	Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LUCKIN COFFEE INC.

By:	/s/ Jinyi Guo
Name:Jinyi Guo
Title: Chairman and Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By :	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions, Relationship Management & Operations

[Signature Page to Amendment No. 1 to Rights Agreement]